                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement        [_]  Confidential, for Use of the
                                             Commission Only (as permitted by
                                             Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                           People's Choice TV Corp.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------


     (5) Total fee paid:

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[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

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     (2) Form, Schedule or Registration Statement No.:

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     (3) Filing Party:

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     (4) Date Filed:

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Notes:

                           PEOPLE'S CHOICE TV CORP.

                        Two Corporate Drive, Suite 249
                          Shelton, Connecticut 06484
                        ______________________________

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                         To be Held on March 20, 1997

                         _____________________________

To the Stockholders of
People's Choice TV Corp.:

     The Annual Meeting of the Stockholders of People's Choice TV Corp., a Delaware corporation (the "Company"), for the 1996 calendar year will be held on March 20, 1997, at 10:00 a.m., local time, at the Ramada Plaza Hotel, 780 Bridgeport Ave., Shelton, Connecticut for the following purposes:

     (1) To elect one director to serve for a three-year term.

     (2) To authorize an amendment to the Company's 1993 Stock Option Plan to increase the number of shares issuable thereunder to 900,000.

     (3) To consider and vote upon such other business as may properly come before the meeting or any adjournment thereof.

     Only stockholders of record at the close of business on February 11, 1997 will be entitled to notice of and to vote at this Annual Meeting of Stockholders and any adjournment thereof.

     The Company's Annual Report on Form 10-K/A for the year ended December 31, 1995 is being mailed to stockholders with this Notice.


                              By Order of the Board of Directors

                              Donald E. Olander,
                              Vice President, General Counsel
                              and Corporate Secretary

February 18, 1997

     EVEN IF YOU EXPECT TO ATTEND THE MEETING, YOU ARE REQUESTED TO COMPLETE AND SIGN THE ENCLOSED PROXY AND RETURN IT PROMPTLY IN THE ACCOMPANYING ENVELOPE. RETURNING THE PROXY WILL NOT LIMIT YOUR RIGHT TO VOTE IN PERSON OR TO ATTEND THE ANNUAL MEETING OF STOCKHOLDERS BUT WILL ENSURE YOUR REPRESENTATION IF YOU CANNOT ATTEND. THE PROXY IS REVOCABLE AT ANY TIME PRIOR TO ITS USE.

                                PROXY STATEMENT

                                       OF

                            PEOPLE'S CHOICE TV CORP.

     This proxy statement and the enclosed proxy card are furnished in connection with the solicitation of proxies to be voted at the Annual Meeting of Stockholders of People's Choice TV Corp., a Delaware corporation (the "Company"), to be held at the Ramada Plaza Hotel, 780 Bridgeport Ave., Shelton, Connecticut, on Thursday, March 20, 1997, at 10:00 a.m., local time, and any adjournment thereof. This proxy statement and the enclosed proxy card are being mailed to stockholders on or about February 18, 1997.

PERSONS MAKING THE SOLICITATION

     The enclosed proxy is solicited by the Board of Directors of the Company and will be voted at the Annual Meeting and any adjournment of the meeting. All expenses of the Company in connection with this solicitation will be borne by the Company. In addition to solicitation by mail, proxies may be solicited by directors, officers and other employees of the Company by telephone, telefax, in person or otherwise, without additional compensation. The Company will also request brokerage firms, nominees, custodians and fiduciaries to forward proxy materials to the beneficial owners of shares held of record by such persons and will reimburse such persons and the Company's transfer agent for their reasonable out-of-pocket expenses in forwarding such material.

RECORD DATE AND SHARES OUTSTANDING

     As of February 11, 1997, the Company had issued and outstanding 12,925,817 shares of Common Stock and 599,068 shares of Convertible Cumulative Pay-in-Kind Preferred Stock (the "Convertible Preferred Stock"). Each share of Common Stock is entitled to one vote and each share of Convertible Preferred Stock is entitled to 4.444 votes. Including outstanding shares of Convertible Preferred Stock, there will be 15,588,341 votes entitled to be cast at the Annual Meeting. The shares of Common Stock and shares of Convertible Preferred Stock will vote together as a single class on all matters to be submitted to a vote at the Annual Meeting. The shares of Common Stock and Convertible Preferred Stock constitute the only classes of outstanding securities of the Company entitled to notice of and to vote at the Annual Meeting. Only stockholders of record at the close of business on February 11, 1997 will be entitled to vote at the meeting or any adjournment thereof.

REVOCABILITY OF PROXY

     A proxy may be revoked by a shareholder prior to the voting at the Annual Meeting by written notice to the Secretary of the Company, by submission of another duly executed proxy bearing a later date or by voting in person at the Annual Meeting. Such notice or later proxy will not affect a vote on any matter taken prior to the receipt thereof by the Company or its transfer agent. The mere presence at the Annual Meeting of the shareholder who has appointed a proxy will not revoke the prior appointment. If not revoked, the proxy will be voted at the Annual Meeting in accordance with the instructions indicated on the Proxy Card by the shareholder or, if no instructions are indicated, will be voted FOR the election of the director named herein, FOR the amendment to the People's Choice TV Corp. 1993 Stock Option Plan, and, as to any other matter that may be properly brought before the Annual Meeting, in accordance with the judgment of the proxy holders.

                             PRINCIPAL STOCKHOLDERS

     The authorized capital stock of the Company consists of Common Stock and Convertible Preferred Stock. The holders of the Convertible Preferred Stock are entitled to vote with the holders of the Common Stock as a single class on all matters submitted to the stockholders of the Company. When voting with the Common Stock as a single class, each share of Convertible Preferred Stock is entitled to 4.444 votes per share.

     The table below sets forth, as of January 24, 1997, certain information regarding beneficial ownership of Common Stock or Convertible Preferred Stock with respect to (i) each person or entity known to the Company who beneficially owns 5% or more of the outstanding shares of Common Stock or Convertible Preferred Stock, (ii) each director, (iii) the Company's Chief Executive Officer and other most highly compensated executive officers in fiscal 1995 and (iv) all executive officers and directors of the Company as a group:

                                               NUMBER AND
                                             PERCENTAGE OF                                    PERCENTAGE
                                                SHARES OF                   NUMBER AND        OF COMMON
                                               CONVERTIBLE             PERCENTAGE OF SHARES    VOTING
NAME OF BENEFICIAL OWNER                     PREFERRED STOCK           OF COMMON STOCK         POWER
----------------------------------------  --------------------------  ---------------------  -----------
Blackstone Capital Partners II Merchant
 Banking                                        450,177         75%                                12.6%
  Fund L.P. (1)
Blackstone Offshore Capital Partners II         118,122         20%                                 3.3%
 L.P. (1)
Blackstone Family Investment
 Partnership II                                  30,769          5%                                 *
  L.P. (1)
James J. Mossman(2)                             599,068        100%                                16.7%
Anthony Grillo (2)                              599,068        100%                                16.7%
Matthew Oristano (3)                                                       783,315     6.1%         5.0%
BCI Growth III, L.P. (4)                                                 1,180,474     9.1%         7.6%
FMR Corp. (5)                                                            1,252,079     9.7%         8.0%
Fleming Capital Management(6)                                              816,150     6.3%         5.2%
Victor Oristano (7)                                                        222,582     1.7%         1.4%
Joseph W. Hipple, III (8)                                                   41,500     *            *
Todd A. Rowley                                                              51,334     *            *
Michael Whalen                                                              21,667     *            *
Donald E. Olander                                                            4,167     *            *
All executive officers and directors as
 a group                                        599,068       (100%)     1,153,842     8.9%        24.5%
  (9 persons) (9)
---------------

  * Less than 1%

(1) The principal address of Blackstone Capital Partners II Merchant Banking Fund L.P. ("BCPII") and Blackstone Family Investment Partnership II L.P. ("BFIPII") is 118 North Bedford Road, Mount Kisco, New York 10549. The principal address of Blackstone Offshore Capital Partners II L.P. ("BCP Offshore") is c/o Mees Pierson Management (Cayman), British American Center, Dr. Roy's Drive, Georgetown, Grand Cayman, British West Indies. The general partner of BCPII, BFIPII and BCP Offshore is Blackstone Management Associates II L.L.C. ("BMAII"). The members of BMAII have the power to vote and dispose of the PCTV Convertible P-I-K Preferred Stock.
(2) Messrs. Mossman and Grillo are affiliated with The Blackstone Group L.P. in the capacities described under "Proposal One--Preferred Stock Directors." Each such person's business address is c/o The Blackstone Group L.P., 345 Park Avenue, New York, NY 10154. Mr. Mossman and Mr. Grillo are members of BMAII. Therefore, Mr. Mossman and Mr. Grillo may be deemed to share beneficial ownership of the PCTV Convertible Preferred Stock. Mr. Mossman and Mr. Grillo disclaim beneficial ownership of any such shares of PCTV Convertible Preferred Stock.

(3) Includes (i) 112,808 shares of Common Stock which Matthew Oristano owns directly, (ii) 447,227 shares of Common Stock owned by Alda Multichannels, Ltd. for which Matthew Oristano may be deemed to share voting power and investment power with members of his immediate family, (iii) 21,613 additional shares of Common Stock over which Matthew Oristano may be deemed to exercise indirect control, and (iv) 201,667 shares of Common Stock which Matthew Oristano has an option to acquire within 60 days of the date hereof pursuant to stock option agreements but excludes 3,333 shares which he has the option to acquire thereafter. Matthew Oristano was previously the beneficial owner of 1,217,974 shares of Common Stock. Of that amount, 661,304 shares were owned directly by Alda Communications Corp. ("ACC"), a corporation of which Matthew Oristano was a stockholder and officer. Based on his interest in ACC, all of the shares of Common Stock of ACC were deemed to be beneficially owned by Matthew Oristano. On June 27, 1996, ACC was merged into the Company and the Company thereby acquired the 661,304 shares of Common Stock then held by ACC. As consideration in the merger, the Company issued 661,304 shares of Common Stock to the former stockholders of ACC. Matthew Oristano received 105,808 shares of Common Stock in connection with the closing of this merger. Except for such shares and 6,613 shares issued to a certain trust, Matthew Oristano is not a beneficial owner of the other 548,883 shares of Common Stock issued in the merger. As a result, Matthew Oristano's beneficial ownership of Common Stock declined from the level previously reported. Except for the change in beneficial ownership resulting from the closing of that merger, Matthew Oristano has not otherwise sold or transferred any shares of Common Stock in 1995 or in 1996 through the date of this Proxy Statement.
(4) BCI Growth's mailing address is c/o BCI Advisors, Inc., Glenpointe Centre West, Teaneck, New Jersey 07666.
(5) The address of FMR Corp. is 82 Devonshire Street, Boston, Massachusetts
    02109.
(6) The address of Fleming Capital Management is 320 Park Ave., New York, NY 10022.
(7) Includes 100,667 shares of Common Stock which Victor Oristano has an option to acquire within 60 days of the date hereof pursuant to a stock option agreement.
(8) Effective February 1, 1996, Mr. Hipple resigned as a director and officer of the Company.
(9) Includes 470,445 shares of Common Stock which all directors and executive officers of the Company have the option to acquire within 60 days of the date hereof but does not include 139,605 additional shares which all directors and executive officers have an option to acquire thereafter.

                                  PROPOSAL ONE

                             ELECTION OF DIRECTORS

     There are currently four members of the Board of Directors of the Company. Two of these members are elected by the holders of the Common Stock and Convertible Preferred Stock voting as a single class (the "Common Stock Directors"). Two of these directors are elected by the holders of the Convertible Preferred Stock voting as a separate class (the "Preferred Stock Directors"). The Common Stock Directors are divided into three classes, with directors in each class serving three-year staggered terms. There are currently two Common Stock Directors, consisting of one director who is serving for a term which expires at this Annual Meeting, and one director who is serving for a term which expires at the Annual Meeting of Stockholders in 1998. The Board currently has vacant seats in the class of directors serving for a term which expires at the Annual Meeting of Stockholders in 1997. The Board is in the process of considering nominees for such vacancies but has not selected any candidates at this time.

     The Board of Directors has nominated Matthew Oristano to serve as a director of the Company until the Annual Meeting of Stockholders in 1999 or until his respective successor is duly elected and qualified.

     The nominee has consented to be a nominee and to serve as a director if elected. Except as otherwise directed on the proxy card, the persons named as proxies will vote for the election of the designated nominee. In the event that the nominee should become unavailable for election as a director, the persons named as proxies will vote for any substitute nominee as the Board of Directors may select.

     Set forth below is biographical information for Matthew Oristano and each person whose term of office as director will continue after the Annual Meeting.

COMMON STOCK DIRECTORS
----------------------

 NOMINEE FOR ELECTION FOR A THREE-YEAR TERM EXPIRING AT THE 1999 ANNUAL MEETING

     MATTHEW ORISTANO has been the Chairman and Chief Executive Officer and a director of the Company since its formation in April 1993. From 1988 to 1993, Mr. Oristano served as an executive and manager of the Company's predecessors. Mr. Oristano also serves on the board of directors and executive committee of the Wireless Cable Association International ("WCA"), one of the wireless cable industry's trade associations. From 1984 to 1988 Mr. Oristano was on the executive committee of and was the Chief Executive of Croydon Cable Television, one of the first cable systems in the United Kingdom built by an American company. Also, Mr. Oristano was founder and, from 1984 to 1988, the Chief Executive Officer of Bravo, a UK movie service delivered to cable operators. In addition, Mr. Oristano was a board member from 1985 to 1988 and founder of The Cable Guide, the UK national cable TV guide. Mr. Oristano was on the board of directors and executive committee of the Cable Television Association of Great Britain from 1987 to 1988. From 1982 to 1984, Mr. Oristano was the General Manager of the Bridgeport, Connecticut cable system owned and operated by a corporation which was owned by the Oristano family. During 1984 and 1985, Mr. Oristano was also President of the Connecticut Cable Television Association.
Mr. Oristano holds a degree in physics from Rennselaer Polytechnic Institute. Mr. Oristano is the son of Mr. Victor Oristano. Mr. Oristano was born on May 1, 1956.

          DIRECTORS CONTINUING IN OFFICE UNTIL THE 1998 ANNUAL MEETING

     VICTOR ORISTANO has been Vice Chairman and a director of the Company since its formation in April 1993. Mr. Oristano is also a director of Cablevision Systems Corporation, one of the largest cable television system operators in the United States. Prior to his involvement with the Company, Mr. Oristano was from 1983 to 1989 Chairman of Cablevision UK, which was in a partnership with Cablevision Systems Corporation, and then with United Cable and United Artists Entertainment, to develop cable systems in the United Kingdom. Mr. Oristano is the father of Matthew Oristano, the Company's Chairman and Chief Executive Officer. Mr. Oristano was born on September 10, 1916.

PREFERRED STOCK DIRECTORS
-------------------------

     The following individuals currently serve on the Board of Directors as the Preferred Stock Directors:

     JAMES J. MOSSMAN has been a Senior Managing Director of The Blackstone Group L.P. since January 1990. He was a Vice President of The Blackstone Group from September 1986 to December 1989. Mr. Mossman serves on the board of directors of Transtar, Inc., Collins & Aikman Corporation, and Great Lakes Dredge & Dock Corporation. Mr. Mossman was born on November 5, 1958.

     ANTHONY GRILLO has been a Senior Managing Director of The Blackstone Group L.P. since January 1993. He was a Managing Director of The Blackstone Group from May 1991 to January 1993. Mr. Grillo serves on the board of directors of Littelfuse, Inc., Tracor, Inc., General Aquatics, Inc., Joule, Inc., Barr Technologies, Inc. and other privately held companies. Mr. Grillo was born on July 12, 1955.

     As described above, the Preferred Stock Directors are elected for annual terms by the holders of the Convertible Preferred Stock voting as a separate class. The holders of the Convertible Preferred Stock have advised the Company that they intend to elect Messrs. Mossman and Grillo to serve as Preferred Stock Directors of the Company for an annual term ending in 1998.

                       BOARD COMMITTEES AND COMPENSATION

     The members of the Audit Committee of the Board of Directors consist of Matthew Oristano, Anthony Grillo and James J. Mossman. The Audit Committee assists the Board of Directors in fulfilling its responsibilities with respect to the Company's accounting and financial reporting activities.

     The members of the Compensation Committee of the Board of Directors consist of Matthew Oristano and Anthony Grillo. The Compensation Committee determines the compensation to be paid by the Company to its executive officers.

     The members of the Stock Option Committee consist of Matthew Oristano and Anthony Grillo. The Stock Option Committee administers the three stock option plans currently maintained by the Company.

     During the year ended December 31, 1995, the Board of Directors met in person or telephonically six times. The Audit Committee met once in 1996 to review the audit with respect to the 1995 fiscal year of the Company. The Compensation Committee and the Stock Option Committee each met six times during 1995. No director attended less than 75% of the total number of meetings of the Board of Directors (held during the period for which he was a director) and of the committees of the Board of Directors on which such director served during fiscal 1995.

     Directors who are not officers or consultants are paid an annual fee of $3,000 and fee of $500 per meeting attended, not to exceed $5,000 per year per director, plus out-of-pocket expenses. Officers and consultants who also serve as directors do not receive fees for serving as directors.

VOTE REQUIRED AND RECOMMENDATION

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE FOR THE NOMINEE SET FORTH ABOVE.

     The nominee receiving the highest number of affirmative votes of the shares present or represented by proxy and entitled to be voted for such nominee shall be elected as director. Votes withheld from any director are counted for purposes of determining the presence or absence of a quorum for the transaction of business, but have no other legal effect under Delaware law. Broker non-votes will also be counted as present or represented for purposes of determining the presence or absence of a quorum for the transaction of business. Shareholders do not have the right to cumulate their votes in the election of directors.

                                  PROPOSAL TWO

                    AMENDMENT OF THE 1993 STOCK OPTION PLAN

     PROPOSED AMENDMENT

     On April 30, 1993, the Company adopted the Company's 1993 Stock Option Plan (the "1993 Plan"). On October 28, 1996, the Board of Directors of the Company approved an amendment to the 1993 Plan to increase the number of shares of Common Stock available for issuance thereunder from 600,000 to 900,000. At this Annual Meeting the stockholders of the Company are being asked to approve such increase in shares under the 1993 Plan. The Board of Directors believes that the adoption of the amendment to the 1993 Plan will be helpful in attracting, motivating and retaining executives and other key employees.

     SUMMARY OF THE PLAN

     Eligibility.  Under the 1993 Plan, options to purchase shares of Common
     ------------
Stock may be granted from time to time to key employees (including officers), directors, advisors and independent consultants to the Company or to any of its subsidiaries (excluding Matthew and Victor Oristano).

     Administration.  The 1993 Plan is currently administered by the Stock
     --------------
Option Plan Committee which currently consists of Matthew Oristano and Anthony Grillo. The committee is generally empowered to interpret the 1993 Plan, to prescribe rules and regulations relating thereto, to determine the terms of the option agreements, to amend them with the consent of the optionee, to determine the employees to whom options are to be granted, and to determine the number of options to be granted and the exercise price thereof.

     Exercise Price.  The per share exercise price of options granted under the
     ---------------
1993 Plan will not be less than 100% of the fair market value per share of the Common Stock on the date options are granted.

     Term.  Options will be exercisable for a term that will not be greater than
     -----
ten years from the date of grant. Options may be exercised only while the original grantee has a relationship with the Company which confers eligibility to be granted options or within three months after the termination of such relationship with the Company, or up to one year after death, retirement or permanent disability. In the event of the termination of such relationship between the original grantee and the Company for cause (as defined in the 1993
Plan), all options granted to that original optionee terminate immediately. Options granted under the 1993 Plan are not transferable other than by will or the laws of descent and distribution. Options may be exercised during the holder's lifetime only by the holder, his or her guardian or legal representative.

     Amendment or Termination.  The Board of Directors may modify, suspend or
     -------------------------
terminate the 1993 Plan, provided, however, that certain material modifications affecting the 1993 Plan must be approved by the stockholders, and any change in the 1993 Plan that may adversely affect an optionee's rights under an option previously granted under the 1993 Plan requires the consent of the optionee.

     Tax Information.  The following discussion summarizes the material federal
     ----------------
income tax consequences of participation in the 1993 Plan based on the law as in effect on December 31, 1996, including in the case of options granted under the 1993 Plan, such consequences of issuance and exercise of such options to the Company and the optionee. This summary of certain federal income tax consequences of participation in the 1993 Plan does not purport to cover federal employment tax or other federal tax consequences that may be associated with the plans, nor does it cover state, local or non-U.S. taxes.

     An optionee realizes no taxable income upon the grant or exercise of an ISO. However, the exercise of an ISO may result in an alternative minimum tax liability to the optionee. With certain exceptions, a disposition of shares purchased under an ISO within two years from the date of grant or within one year after exercise produces ordinary income to the optionee and a deduction to the Company equal to the value of the shares at the time of exercise less the exercise price. Any additional gain recognized in the disposition is treated as a capital gain for which the Company is not entitled to a deduction. If the optionee does not dispose of the shares until after the expiration of these one- and two-year holding periods, any gain or loss recognized upon a subsequent sale is treated as a long-term capital gain or loss for which the Company is not entitled to a deduction.

     In the case of a nonstatutory option, the optionee has no taxable income at the time of grant but realizes income at the time of exercise in an amount equal to the excess at that time of the fair market value of the shares acquired upon exercise over the exercise price. A corresponding deduction is available to the Company. Upon a subsequent sale or exchange of the shares, appreciation or depreciation after the date of exercise is treated as capital gain or loss for which the Company is not entitled to a deduction.

     AMENDED PLAN BENEFITS

     The following table sets forth grants of stock options received under the 1993 Plan for the fiscal year ended December 31, 1995 by (i) the Chief Executive Officer of the Company and the four other most highly compensated executive officers of the Company as of December 31, 1995, (ii) all current executive officers as a group, (iii) all current directors who are not executive officers as a group; and (iv) all employees, including all officers who are not executive officers, as a group. Grants under the 1993 Plan are made at the discretion of the Stock Option Committee.

                             AMENDED PLAN BENEFITS

                                        Exercise
                                       Price ($/Sh)    Number of Options
                                       ------------    -----------------
Matthew Oristano
   Chairman and Chief Executive Officer               0              0
Joseph W. Hipple, III                             15.25         15,000
Donald E. Olander                                 15.25         15,000
Michael F. Whalen                                 15.25         15,000
Todd A. Rowley                                    15.25         15,000
Executive Group (9 persons)               15.25 - 18.88        120,000
Non-Executive Director Group (4 persons)              0              0
All Employee Group (45 persons)           15.25 - 23.75        264,750

VOTE REQUIRED AND BOARD OF DIRECTOR'S RECOMMENDATION

 THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE APPROVAL OF THE AMENDMENT TO
                                THE 1993 PLAN.

     Approval of the increase in shares reserved under the 1993 Plan requires the affirmative vote of the holders of a majority of the shares of the Company's Common Stock represented and voting in person or by proxy at the Annual Meeting and entitled to vote on the subject matter (the "Votes Cast"). Votes that are cast against the proposal are counted both for purposes of determining the presence or absence of a quorum for the transaction of business and for purposes of determining the total number of Votes Cast with respect to this proposal.

     While there is no definitive statutory or case law in Delaware as to the proper treatment of abstentions in the counting of votes with respect to a proposal such as the approval of the amendment to the 1993 Plan, the Company believes that abstentions should be counted for purposes of determining both the presence or absence of a quorum for the transaction of business and the total number of Votes Cast on this proposal. In the absence of controlling precedent to the contrary, the Company intends to treat abstentions on this proposal in this manner. The Delaware Supreme Court has held that, while broker non-votes should be counted for purposes of determining the presence or absence of a quorum for the transaction of business, broker non-votes should not be counted for purposes of determining the number of Votes Cast with respect to the particular proposal for which authorization to vote was withheld. Accordingly, broker non-votes with respect to this proposal will not be considered as Votes Cast and, accordingly, will not affect the outcome of voting on this proposal.

                             EXECUTIVE COMPENSATION

     The following table discloses compensation for the fiscal years listed received by the Company's Chief Executive Officer and the Company's four other most highly compensated executive officers.

                                                     SUMMARY COMPENSATION TABLE
                                                        ANNUAL COMPENSATION
                                            -------------------------------------------
                                                                                                 LONG TERM
                                                                                               COMPENSATION
                                            FISCAL                         OTHER ANNUAL           AWARDS            ALL OTHER
NAME AND PRINCIPAL POSITION                 YEAR    SALARY     BONUS(1)    COMPENSATION          OPTIONS(#)       COMPENSATION(2)
---------------------------                 ----    ------     --------    ------------       --------------      ---------------
Matthew Oristano                            1995   $212,000          0               $0                    0        $50,000(3)
   Chairman and Chief Executive Officer     1994   $212,000    $50,000               $0                5,000        $50,000(3)
                                            1993   $180,000         $0               $0              200,000        $50,000(3)

Joseph W. Hipple III (4)                    1995   $158,000         $0               $0               15,000        $10,000(5)
   President and Chief Operating Officer    1994   $158,000    $25,000               $0                7,000        $ 7,500(5)
                                            1993   $143,000         $0               $0               49,500          $ 700(5)

Donald E. Olander                           1995   $108,000    $20,000               $0               15,000           $300
   Vice President, General Counsel,         1994   $108,000    $15,000               $0                5,000           $300
      and Corporate Secretary               1993    $15,000         $0               $0               10,000             $0

Michael F. Whalen, Jr.                      1995   $108,000    $15,000               $0               15,000           $300
   Vice President, Finance and              1994    $79,000    $75,000               $0               25,000             $0
    Acquisitions

Todd A. Rowley                              1995   $108,000    $15,000               $0               15,000           $200
   Senior Vice President--Market            1994   $108,000     $7,500               $0                7,000           $200
    Development
                                            1993   $108,000         $0               $0               49,000             $0
---------------

(1) Cash bonuses for services rendered in fiscal years 1995 and 1994 have been listed in the year earned, but were actually paid in the following fiscal year.
(2) Except as otherwise noted, the items reported are for life insurance premiums.
(3) Reflects $50,000 received from Alda Communications Corp. as directors' fees.
(4) Mr. Hipple resigned as an officer and director of the Company effective February 1, 1996.
(5) For 1995, consists of (i) $9,000 attributed to the value of the $125,000 interest free loan provided by the Company to Mr. Hipple and (ii) $1,000 of insurance premiums paid by the Company with respect to term life insurance for the benefit of Mr. Hipple. For 1994, consists of (i) $6,500 attributed to the value of the $125,000 interest free loan provided by the Company to Mr. Hipple and (ii) $1,000 of insurance premiums paid by the Company with respect to term life insurance for the benefit of Mr. Hipple. For 1993, consists of $700 of insurance premiums paid by the Company with respect to term life insurance for the benefit of Mr. Hipple.

The following table sets forth certain information regarding stock option grants made to the named executive officers in 1995.

                                        OPTION GRANTS IN LAST FISCAL YEAR

                                               INDIVIDUAL GRANTS
                          ------------------------------------------------------
                                          % OF TOTAL                              POTENTIAL REALIZABLE VALUE
                                           OPTIONS                                  AT ASSUMED ANNUAL RATES
                                          GRANTED TO                                          OF
                                          EMPLOYEES      EXERCISE                  STOCK PRICE APPRECIATION
                           OPTIONS     IN FISCAL YEAR    PRICE        EXPIRATION       FOR OPTION TERM/(1)/
NAME                      GRANTED (#)      YEAR          ($/SH.)        DATE           5%($)       10%($)
----                      -----------      ----          --------       -----        --------      --------
Matthew Oristano                    0       --           --           --             --            --
Joseph W. Hipple, III     15,000/(2)/       8.2%         15.25        1/22/06        $143,858      $363,571
Donald E. Olander         15,000/(2)/       8.2%         15.25        1/22/06        $143,858      $363,571
Michael F. Whalen, Jr.    15,000/(2)/       8.2%         15.25        1/22/06        $143,858      $363,571
Todd A. Rowley            15,000/(2)/       8.2%         15.25        1/22/06        $143,858      $363,571
---------------

1 Potential realizable value is based on an assumption that the stock price of the Common Stock appreciates at the annual rate shown (compounded annually) from the date of grant until the end of the ten-year term of the option. Potential realizable values are net of exercise price, but before taxes associated with exercise. These numbers are calculated based on the requirements promulgated by the Securities and Exchange Commission and do not reflect the Company's estimate of future stock price growth.

2 Incentive stock option which has an exercise price equal to the fair market value of the Common Stock on the date of grant, vests at a rate of 33 1/3 percent on the first, second and third anniversary of the grant date and has a term of ten years.

OPTION EXERCISES AND FISCAL 1995 YEAR-END VALUE

     The number of options exercised and the value realized from any such exercise during fiscal 1995 and the number and value of options held at fiscal year end for the named executive officers are set forth in the following table.

         AGGREGATE OPTION EXERCISES AND FISCAL YEAR-END OPTION VALUES
         ------------------------------------------------------------

                                                            NUMBER OF SECURITIES
                                                           UNDERLYING UNEXERCISED       VALUE OF UNEXERCISED
                                                           OPTIONS AT FISCAL YEAR     IN-THE-MONEY OPTIONS AT
                                                                     END (#)           FISCAL YEAR END ($)(1)
                                                         --------------------------  --------------------------
                                 SHARES
                               ACQUIRED ON   VALUE
                                  ON         REALIZED
NAME                           EXERCISE(#)   ($)(2)      EXERCISABLE  UNEXERCISABLE  EXERCISABLE  UNEXERCISABLE
----                           -----------   --------    -----------  -------------  -----------  -------------
Matthew Oristano                    0          0          201,667          3,333     $2,100,000              0
Joseph W. Hipple, III               0          0           41,500              0     $   66,000              0
Donald E. Olander                   0          0            4,167         25,833              0        $56,250
Michael F. Whalen, Jr.              0          0           21,667         18,333              0        $56,250
Todd A. Rowley                      0          0           51,334         19,666     $  685,625        $61,125
---------------

(1) Value of unexercised options is (i) the fair market value of the common stock at fiscal 1995 year end ($19.00) less the option exercise price per share, times (ii) the number of shares subject to the option.
(2) Value realized upon exercise is (i) the fair market value of the Common Stock on the date of exercise, less the option exercise price, times (ii) the number of shares of common stock received on exercise of the option.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The following individuals serve as members of the Compensation Committee of the Board of Directors: Matthew Oristano and Anthony Grillo. Certain transactions between members of the Compensation Committee and the Company are described below under "Certain Relationships and Related Transactions".

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     Theodore T. Horton, Jr., a former director of the Company, is a general partner of the general partner of BCI Growth III, L.P. ("BCI"), a principal stockholder of the Company. People's Choice TV of Tucson, Inc., a wholly-owned subsidiary of the Company, had previously issued to BCI a $4.5 million promissory note as consideration for a loan from BCI to PCTV Tucson. On January 17, 1995, BCI transferred its rights under the promissory note to the Company in exchange for 180,000 shares of Company Common Stock.

     Prior to May 1995, the Company owed approximately $6.6 million to Chemical Bank pursuant to a credit facility which was guaranteed by Omni Microwave Television Partners Limited Partnerships ("Omni"), a limited partnership controlled by the Chairman and Vice Chairman of the Company. The loan was secured by pledges of assets made by certain partners of Omni. Until May 1995, the Company paid an annual facility fee of 2% of the outstanding loan balance. In May 1995, all outstanding amounts owed under this credit facility were repaid in full and such pledges were terminated.

     The Company was indebted to Alda Multichannels, Ltd., a corporation that is controlled by Matthew Oristano and his two brothers, in the amount of approximately $500,000. The obligation was evidenced by an unsecured promissory note (the "Alda Note") which provided for interest at an annual rate of 8% and required the Company to make quarterly payments of $12,500 and to repay the remaining principal balance and unpaid interest on July 31, 1998. The Alda Note was issued by the Company in April 1993 as payment for the accrued and unpaid management fees due Alda for management services previously provided to the Company and its predecessors. In May 1995, this obligation was repaid in full.

     In April 1994, the Company made an interest-free loan to Joseph W. Hipple, III, previously a director and officer of the Company, in the amount of $125,000, which funds were used by Mr. Hipple to purchase a home. The Company also previously loaned Mr. Hipple approximately $140,000 in connection with the payment of withholding taxes with respect to the exercise of stock options. Both loans have a maturity date of February 1, 2000. Mr. Hipple resigned from the Company on February 1, 1996.

EMPLOYMENT AND CONSULTING AGREEMENTS

     The Company has a written employment agreement with Matthew Oristano. This agreement provides that Mr. Oristano shall be entitled to an annual base salary of $200,000 and provides that he may receive an annual bonus to be determined by the Company's Compensation Committee. The agreement was executed by the Company and Mr. Oristano in April 1993, became effective in July 1993 upon the consummation of the Company's initial public offering and, unless terminated earlier by the Company or Mr. Oristano, will continue in effect for five years from the effective date. The agreement contains confidentiality and non-competition provisions and contemplates that Mr. Oristano will devote his full time to the business of the Company. Pursuant to this agreement, if Mr. Oristano's employment is terminated by the Company without cause, he is entitled to his base salary and certain benefits for the remainder of the employment term. Additionally, the Company has employment and consulting agreements with certain other individuals.

     The Company also has a written consulting agreement with Alda Limited Partners pursuant to which it and its chairman, Mr. Victor Oristano, have agreed to render management consulting services to the Company, including advice concerning strategic and financial planning matters, wireless cable system development and operation activities and public and stockholder relations matters. This agreement provides that the consultant shall be paid consulting fees of $150,000 per annum and provides that the consultant may receive an annual performance bonus to be determined by the Company. This agreement was executed by the Company and the consultant in April 1993, became effective in July 1993 upon the consummation of the Company's initial public offering of Common Stock and, unless terminated earlier by the Company or the consultant, will continue in effect for 5 years from the effective date. The agreement contains confidentiality and non-competition provisions and, if the consulting relationship is terminated by the Company without cause, entitles the consultant to the base consulting fees for the remainder of the consulting term.

     In the event of termination without cause or constructive termination after a change of control, the officers named in the Summary Compensation Table (excluding Mr. Oristano and Mr. Hipple) will receive two times their respective annual base salaries and bonus. In addition, in the case of a change of control, options issued under the Company's 1993 Stock Option Plan vest immediately.

                           REPORT OF THE COMPENSATION
                          AND STOCK OPTION COMMITTEES

     The Compensation Committee and Stock Option Committee of the Board of Directors has responsibility for determining executive compensation. There are two members of the Compensation Committee and Stock Option Committee, Mr. Grillo, who is a non-employee director, and Matthew Oristano, the Company's Chairman and Chief Executive Officer.

     The Company's executive compensation program is designed to support the achievement of the Company's long term performance objectives, to ensure that executive officers' interests are aligned with the success of the Company, and to provide compensation opportunities that will attract, retain and motivate superior executive personnel. The Company's executive officer compensation program is currently comprised of base salary, cash bonus, and long-term incentive compensation (in the form of stock options).

     BASE SALARIES

     Base salaries reported in this Proxy Statement were determined by the Compensation Committee in 1993 (except in the case of Mr. Whalen, whose base salary was determined in 1994). For fiscal 1995, the Compensation Committee chose to maintain base salaries for these executive officers at the same level as the prior fiscal year.

     When determining base salaries in 1993 (and in 1994 in the case of Mr. Whalen), the Compensation Committee considered salary, bonus and long-term incentive compensation for other comparable companies in the high technology sector and in similar geographic areas and at similar stages of growth and development. To make these comparisons, the Compensation Committee reviewed public filings relating to other comparable companies and had discussions with other industry executives and financial advisors including its independent auditors.

     CASH BONUSES

     The Compensation Committee awarded cash bonuses to executives on the basis of the following accomplishments of Company management during 1995: (i) the increase in total customers of the Company from 50,100 as of December 31, 1994 to 80,100 customers as of December 31, 1995, (ii) the successful closing of a public offering of Senior Discount Notes which raised approximately $169,000,000 in net proceeds for the Company, (iii) the successful acquisition of Preferred Entertainment, Inc. pursuant to which the Company acquired the Chicago wireless cable system and wireless cable frequencies in Milwaukee, (iv) the successful acquisition of the Detroit wireless cable system, and (v) and the successful acquisition of Broadcast Cable, Inc. pursuant to which the Company increased the number of wireless cable frequencies it holds in Indianapolis and cities in proximity.

     The Compensation Committee determined that bonuses for the named executives in the range of 15% to 20% of base salaries were reasonable given the Company's performance in fiscal 1995 as outlined above. The Compensation Committee, at this time, has not adopted any formal program or structure by which the level of cash bonuses is determined or retained any consultant to advise on such matters.

     STOCK OPTIONS

     The Company uses its stock option program to retain and motivate its executives and to provide each executive officer with a significant incentive to manage the Company from the perspective of an owner with an equity stake in the business. The size of stock option awards are based on several factors. First, the Stock Option Committee considers the number of stock options granted and the number of options outstanding as a percentage of the total number of shares of Company Common Stock outstanding. Second, in the case of individual awards, the Stock Option Committee considers (i) each executive's position and performance,
(ii) prior award levels and total awards received to date by each executive, and
(iii) the number of options vested and unvested. Based on the Company's performance as described under Cash Bonuses above, the Committee determined that additional grants of 15,000 options were appropriate for the executive officers listed in the table.

     CHIEF EXECUTIVE OFFICER COMPENSATION

     The Chief Executive Officer's compensation level for fiscal 1995 was established by the Compensation Committee in connection with the execution of
the CEO's employment agreement with the Company in April 1993.   No cash bonus
or option grant was paid to the CEO for fiscal 1995 and the CEO's base salary was maintained at the same level as in 1994. The CEO's compensation may be increased in future years by the Compensation Committee, but only with the approval of a majority of the disinterested members of the Company's Board of Directors.

                              Compensation Committee
                              Stock Option Committee

                              Matthew Oristano
                              Anthony Grillo

                               PERFORMANCE GRAPH

     All of the Company's Common Stock was privately owned until the Company's initial public offering which was effected on July 8, 1993 at an initial offering price of $10.50 per share. The following graph shows a comparison of cumulative total returns for the period beginning July 8, 1993 and ending on December 31, 1995 for (i) the Company's Common Stock, (ii) the NASDAQ Market Value Index, and (iii) a peer group index composed of companies included in the "Cable & Other Pay Television Services" category for which data is compiled by Media General Financial Services, Inc. The comparison assumes $100 was invested in the Company's Common Stock and in each of the two indices and assumes reinvestment of any dividends.

                                    [GRAPH]



COMPANY/INDEX NAME     7/8/93  12/31/93  12/31/94  12/31/95
---------------------  ------  --------  --------  --------
PEOPLE'S CHOICE TV     100.00    294.05    150.00    180.95
PEER GROUP INDEX       100.00    129.23     93.69    108.16
NASDAQ MARKET INDEX    100.00    107.50    112.86    146.39

     The peer group index compiled by Media General Financial Services, Inc. is composed of all companies with SIC Codes of 4841. All of the companies with such SIC Codes are included in the peer group index. A list of the companies included in this index will be furnished by the Company to any shareholder upon a written request to the Corporate Secretary of the Company.

                              CERTAIN TRANSACTIONS

ALDA CHANNEL LEASES

     Alda Wireless Holdings, Inc. and Alda Gold, Inc. (together, the "Alda Companies"), which are controlled by Matthew Oristano, lease to the Company the rights to approximately 40 wireless cable frequencies held by such entities.
The leases provide that the Company shall have the exclusive right to use the frequencies for an unlimited number of successive one-year terms renewable at the option of the Company. The annual lease payments to be paid by the Company are nominal. The Company has the option to acquire these frequency licenses for $100 per license, and the right to lease any wireless cable frequency licenses acquired by the Alda Companies. The Company believes that that the terms of these leases between the Company and the Alda Companies are no less favorable to the Company than the terms of any similar lease that could have been obtained through arm's length negotiations with an unaffiliated third party.

BLACKSTONE SERVICES

     The Company and affiliates of The Blackstone Group have entered into the following two agreements: (a) an advisory and consulting agreement pursuant to which Blackstone Management Partners L.P. will provide strategic financial planning and other services (other than investment banking or other financial advisory services in connection with acquisitions and divestitures by the Company) to the Company for an annual fee of $250,000 (plus reimbursement of certain out-of-pocket expenses) subject to the approval of the Company in each year; and (b) a separate agreement pursuant to which the Company paid The Blackstone Group L.P. a fee of $600,000 for financial advisory services provided by Blackstone in connection with the Company's acquisition of Preferred Entertainment, Inc.

MERGER OF ALDA COMMUNICATIONS CORP. INTO THE COMPANY

     The Chairman and Vice Chairman of the Company were stockholders and officers of Alda Communications Corp. ("ACC"). The primary asset of ACC was 661,304 shares of Company Common Stock. On June 27, 1996, ACC was merged into the Company and the Company thereby acquired the 661,304 shares of Common Stock held by ACC. As consideration in the merger, the Company issued 661,304 shares of Common Stock to the former stockholders of ACC including the Chairman and Vice Chairman of the Company. The merger was consummated without any cost to the Company.

                              INDEPENDENT AUDITORS

     Arthur Andersen LLP served as the Company's independent auditors for the fiscal year ended December 31, 1995 and are serving in such capacity for the current fiscal year. The appointment of independent auditors is made annually by the Board of Directors. The decision of the Board of Directors is based on the recommendation of the Audit Committee, which reviews both the audit scope and estimated audit fees. Representatives from Arthur Andersen LLP will be present at the Annual Meeting of Stockholders and will have the opportunity to make a statement if they desire to do so and to respond to appropriate questions of stockholders.

                            SECTION 16(A) REPORTING

     The Company is not aware of any reports required to be filed with the Securities and Exchange Commission under Section 16(a) of the Securities Exchange Act of 1934 that were filed late or not filed by the Company's directors or officers.

                             STOCKHOLDER PROPOSALS

     Any stockholder proposal intended to be presented at the next annual meeting and intended to be included in the proxy statement and form of proxy for that meeting must be in proper form and must be received on or before July 1, 1997. All such proposals should be sent to the Corporate Secretary of the Company, People's Choice TV Corp., 2 Corporate Drive, Suite 249, Shelton, Connecticut 06484. The inclusion of any such proposal is subject to the applicable requirements of the proxy rules under the Securities Exchange Act of 1934.

                             ADDITIONAL INFORMATION

     The Company's Annual Report on Form 10-K/A for the fiscal year ended December 31, 1995 accompanies this Proxy Statement.

                                 OTHER MATTERS

     The Company does not know of any other matter or business that may be brought before the meeting. However, if any such matters or business properly come before the meeting, it is intended that the persons named as proxies in the enclosed form of proxy card will vote in accordance with their best judgment.

                                [BACK OF PROXY]

                           PEOPLE'S CHOICE TV CORP.


              PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
              FOR ANNUAL MEETING OF STOCKHOLDERS - MARCH 20, 1997

        The undersigned appoints Matthew Oristano, Charles F. Schwartz and Donald E. Olander, or any of them, as proxies, with full power of substitution and revocation, to vote, as designated on the reverse side hereof, all of the shares of Common Stock of People's Choice TV Corp., held of record by the undersigned on February 11, 1997, at the Annual Meeting of Stockholders to be held on March 20, 1997, or any adjournment thereof.

Unless otherwise marked, this proxy will be voted FOR the election of the nominee named and FOR proposal No. 2.

PLEASE SIGN, DATE AND PROMPTLY RETURN THIS PROXY IN THE ENCLOSED ENVELOPE.

                               [FRONT OF PROXY]

                           PEOPLE'S CHOICE TV CORP.
                                     PROXY


1.  ELECTION of the following nominee as Director:  Matthew Oristano

    [] FOR the nominee
    [] WITHHOLD AUTHORITY to vote for the nominee

2. AMENDMENT of the 1993 Stock Option Plan to incrase the number of shares of People's Choice TV Corp. Common Stock issuable under such plan to 900,000 shares.

    FOR []                    AGAINST []                   ABSTAIN[]

3. In their discretion, the Proxics are authorized to vote upon such other business as may come before the meeting or any adjournment thereof.



                                   --------------------------------
                                   (Signature)


                                   --------------------------------
                                   (Signature if held jointly)


                                   Date: ________________
                                   (Please sign exactly as your name appears hereon. If stock is registered in more than one name, each holder should sign. When signing as an attorney, administrator, executor, guardian or trustee, please add your title as such. If executed by a corporation or other entity, the proxy should be signed by a duly authorized officer or other representative.)